Exhibit 99.1

Investor Relations:

Derek Drysdale 816-854-4513 derek.drysdale@hrblock.com

Media Relations:

Nancy Mays 816.854.4537 nmays@hrblock.com

H&R Block Announces Receipt of Contract Notice Relating to RSM McGladrey

FOR RELEASE JUL 22, 2009

Kansas City, Mo.  H&R Block, Inc. (NYSE: HRB) confirmed today that it has received a notice of intent (the “Notice”) by the accounting firm McGladrey & Pullen LLP (“M&P”) to terminate the Administrative Services Agreement dated as of January 30, 2006 (the “Services Agreement”) between RSM McGladrey, Inc. (“RSM”) and M&P.  RSM is a wholly owned subsidiary of H&R Block, while M&P is a professional services partnership fully independent of H&R Block.  RSM provides tax and consulting services to thousands of clients across the United States every year.  Through its contractual arrangement with M&P, attest services have also been available to such clients.  Unless revoked or modified prior to that time, the effect of the Notice will be to terminate the Services Agreement in 210 days (the “Notice Period”).

“We believe the path proposed by certain of M&P’s leaders is fraught with significant business and financial risk and is not in the best interest of M&P partners, employees or clients.  Whether the full M&P partnership is willing to assume these immense risks remains to be seen.  Regardless of M&P’s final decision regarding its relationship with us, RSM will continue to provide the superb tax and consulting services that our clients enjoy today,” said Russ Smyth, H&R Block President and CEO.  “We would prefer to continue working cooperatively to build better client service capabilities and to capitalize on opportunities for future mutually beneficial growth.  However, if necessary, we are fully prepared to replace M&P in the overall business, and to make the necessary arrangements to assist clients transitioning their attest work,” added Mr. Smyth.

Under the terms of the Services Agreement, RSM provides various services to M&P.  As set forth more fully in the Company’s recent Annual Report on Form 10-K, among other things M&P has received a significant line of credit from RSM to finance its receivables and working capital, as well as office space.  M&P has also received the benefit of substantial capital investments from H&R Block affiliates to assist in acquisitions of professional services firms, to develop software and other technology for attest and other practices, and to support the overall development of the business.

During the Notice Period the existing agreements among the parties remain in effect.  RSM has previously discussed possible modifications of the terms of the Services Agreement with several individual board members of M&P.  RSM expects that it will continue to discuss a variety of issues pertaining to its relationship with M&P during the Notice Period.

In the event the Notice is not withdrawn prior to becoming effective, RSM will enforce the extensive rights it has under all agreements with M&P to the fullest possible extent, including contractual noncompetition provisions limiting the future activities of both M&P and certain individual M&P partners.  However, RSM believes that the existing relationship provides a proven framework for meeting client needs, while also offering opportunities for the M&P partners and staff to participate in future growth opportunities.

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About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955.  In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 120,000 highly trained tax professionals. The Company provides tax return preparation services in person, online through H&R Block Online, through its TaxCut® software and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.